EXHIBIT 3.3

AMENDMENTS

TO

AMENDED AND RESTATED DECLARATION OF TRUST

OF

FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY

REFERENCE: BOOK 6804, PAGES 109-131

1.          The text of Article III, Section 3.1(a) of the Declaration of Trust which is currently stated as follows:

“(a)          Shareholders’ annual meeting shall be held at the principal office of the Trust, or such other place as the Trustees may designate, on any business day of May of each year falling during the period May 19th to May 31st, inclusive.”

shall be deleted in its entirety and the following text shall be substituted therefor:

“(a)          Shareholders’ annual meeting shall be held at the principal office of the Trust, or such other place as the Trustees may designate, on any business day during the period April 1st to April 15th, inclusive, of each year.”

2.          The text of Article III, Section 3.5 of the Declaration of Trust which is currently stated as follows:

“For the purpose of determining the shareholders who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to participate in any dividend, the Trustees may, from time to time, close the transfer books for such period not exceeding twenty (20) days as the Trustees may determine; or, without closing the transfer books, the Trustees may fix a date not more than twenty (20) days prior to the date of any meeting of shareholders or dividend payment as a record date for the determination of shareholders entitled to vote at such meeting or any adjournment thereof or to receive such dividend. Any shareholder who was a shareholder at the time so fixed shall be entitled to vote at such meeting or any adjournment thereof or to receive such dividend even though he has since that date disposed of his shares, and no shareholder becoming such after said date shall be so entitled to vote at said meeting or any adjournment thereof or to receive such dividend.”

shall be deleted in its entirety and the following text shall be substituted therefor:

“For the purpose of determining the shareholders who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to participate in any dividend, the Trustees may fix a date not less than ten (10) days nor more than sixty (60) days prior to the date of any meeting of shareholders or dividend payment as a record date for the determination of shareholders entitled to vote at such meeting or any adjournment thereof or to receive such dividend. Any shareholder who was a shareholder at the time so fixed shall be entitled to vote at such meeting or any adjournment thereof or to receive such dividend even though he or she has since that date disposed of his or her shares, and no shareholder becoming such after said date shall be so entitled to vote at said meeting or any adjournment thereof or to receive such dividend.”

Amended On: September 10, 1998